Exhibit 3.1

First Amendment to

Amended and Restated Bylaws of

Titan Energy Worldwide, inc.

This First Amendment (this “Amendment”) to the Amended and Restated Bylaws of Titan Energy Worldwide, Inc., a Nevada corporation (the “Corporation”), executed and effective this 2nd day of December, 2014, was duly adopted by the Board of Directors of the Corporation on December 2, 2014.

1.	Article II, Section 2.13 is hereby added to the Amended and Restated Bylaws of the Corporation and shall read in its entirety as follows:

“Inapplicability of Nevada Revised Statutes Sections 78.378 to 78.3793, Inclusive. The provisions of Nevada Revised Statutes Sections 78.378 to 78.3793, inclusive, shall not apply to the Corporation or to the acquisition of a controlling interest by existing or future stockholders.”

2.	Except as modified and amended hereby, the Amended and Restated Bylaws of the Corporation remain in full force and effect with no further amendment or modification.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned hereby certifies, as of the date first set forth above, that this Amendment was duly approved by the Board of Directors of the Corporation on December 2, 2014, and that the Amended and Restated Bylaws of the Corporation, as amended by this Amendment, were expressly ratified, confirmed and adopted thereunder.

Titan Energy Worldwide, Inc.

/s/	Jeffrey W. Flannery
Jeffrey W. Flannery, Chief Executive Officer

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